Exhibit 99.1
SelectQuote Completes First Phase of Recapitalization with $100 Million Securitization

10/16/2024

OVERLAND PARK, Kan.--(BUSINESS WIRE)-- SelectQuote, Inc. (NYSE: SLQT), a leading distributor of Medicare insurance policies and owner of a rapidly-growing Healthcare Services platform, today announced the completion of a $100 million securitization transaction on October 15, 2024.

Securitization provides advanced financing against the Company’s expected collections for policies previously sold. The Company’s receivables totaled approximately $1 billion as of June 30, 2024, and only a portion of the total receivables balance was securitized in this transaction. The Company will use the proceeds from this first securitization to pay down a portion of its outstanding term debt. The new securitized debt offers a materially lower cost of capital than the Company’s term debt.

The transaction also includes a meaningful maturity extension for the remainder of SelectQuote’s term debt from September 15, 2025 to September 30, 2027, and provides a path to an additional extension to September 30, 2028 upon completion of agreed upon payment milestones. While the Company believes future securitization deals remain the most attractive solution to a permanent recapitalization, it has hired an investment bank to conduct a strategic review of all available options to meet the Company's payment milestones, strengthen the balance sheet, and fund continued investment in core business lines.

SelectQuote CEO Tim Danker commented, “This securitization marks an important milestone for SelectQuote. This innovative approach to financing our business comes at a significant improvement to the Company’s current cost of capital. This transaction marks a critical first step toward our ultimate goal of significantly improving our capital structure and unlocking value for shareholders.”

About SelectQuote:

Founded in 1985, SelectQuote (NYSE: SLQT) provides solutions that help consumers protect their most valuable assets: their families, health, and property. The Company pioneered the model of providing unbiased comparisons from multiple, highly-rated insurance companies allowing consumers to choose the policy and terms that best meet their unique needs. Two foundational pillars underpin SelectQuote’s success: a strong force of highly-trained and skilled agents who provide a consultative needs analysis for every consumer, and proprietary technology that sources and routes high-quality leads.

With an ecosystem offering high touchpoints for consumers across insurance, medicare, pharmacy, and value-based care, the Company now has four core business lines: SelectQuote Senior, SelectQuote Healthcare Services, SelectQuote Life, and SelectQuote Auto and Home. SelectQuote Senior serves the needs of a demographic that sees around 10,000 people turn 65 each day with a range of Medicare Advantage and Medicare Supplement plans. SelectQuote Healthcare Services is comprised of the SelectRx Pharmacy, a Patient-Centered Pharmacy Home™ (PCPH) accredited pharmacy, and Healthcare Select which proactively connects consumers with a wide breadth of healthcare services supporting their needs.

Investor Relations:
Sloan Bohlen
877-678-4083
investorrelations@selectquote.com

Media:
Matt Gunter
913-286-4931
matt.gunter@selectquote.com

Source: SelectQuote, Inc.